RCI 1Q18 Club & Restaurant Total, Same-Store Sales Continue to Grow

●	Total Club and Restaurant Sales of $40.8 Million—Up 22.4% YOY

●	Same-Store Sales of $35.2 Million—Up 6.9% YOY

HOUSTON—January 9, 2018—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) today announced total and same-store sales for its Nightclubs and Bombshells restaurant segments for the first fiscal quarter ended December 31, 2017.

1Q18 vs. 1Q17

●	Total club and restaurant sales: $40.8 million compared to $33.3 million.

●	Consolidated same-store sales: $35.2 million compared to $33.0 million.

●	Nightclubs segment sales: $34.9 million compared to $29.0 million (40 units vs. 37).

●	Bombshells restaurant segment sales: $5.8 million compared to $4.3 million (5 units vs. 4).

CEO Comment

Eric Langan, President and CEO, commented: “Fiscal 2018 has started off well with record first quarter club and restaurant sales and strong same-store sales, continuing trends we’ve seen the last few quarters. Sales improved across the board. Nightclubs increased 20.4% in total sales and 7.1% on a same-store basis, while Bombshells grew 35.7% in total sales and 5.6% on a same-store basis.

“New units added $5.2 million in sales primarily due to Scarlett’s Cabaret Miami posting the best quarterly results since we acquired it in 3Q17 and the first full quarter of Bombshells Restaurant & Bar on Highway 290 in Houston. The two segments also benefitted from strong marketing related to televised pro baseball, football and mixed martial arts sporting events. In particular, our Bombshells sports bars in Texas enjoyed noticeably increased traffic with the Houston Astros winning all the way through the playoffs and World Series. In clubs, we are continuing to see a broad based recovery around the country in both VIP spend and customer count.”

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Outlook

Mr. Langan said the outlook for FY18 continues to look good: “In our current 2Q18, traffic at our three clubs in Minneapolis should be enhanced by the pro football championship being played there, and at our three clubs in New York City by the Grammy’s nearby at Madison Square Garden. We have three new Bombshells in various stages of development in Greater Houston, with the first scheduled to open in our 2Q18. We continue to talk to owners around the country about acquiring their clubs.

“As a result of our strong 1Q18 sales and FY18 outlook, we’re even more confident in achieving our initial FY18 free cash flow target of $21 million (based on estimated net cash provided by operating activities of approximately $23.5 million less maintenance capex of approximately $2.5 million). Please note we have not yet fully analyzed how the new federal tax cut, which reduces our statutory tax rate to 21% from 35%, could further add to free cash flow.”

Notes

●	Nightclubs and Bombshells segment sales do not include sales from non-core operations.

●	Unit counts are at period end.

●	All references to the “company,” “we,” “our,” and similar terms include RCI Hospitality Holdings, Inc. and its subsidiaries, unless the context indicates otherwise.

About RCI Hospitality Holdings, Inc. (Nasdaq: RICK)

With 45 units, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in gentlemen’s clubs and sports bars/restaurants. Clubs in New York City, Miami, Philadelphia, Charlotte, Dallas/Ft. Worth, Houston, Minneapolis and other cities operate under brand names, such as Rick’s Cabaret, XTC, Club Onyx, Vivid Cabaret, Jaguars, Tootsie’s Cabaret, and Scarlett’s Cabaret. Sports bars/restaurants operate under the brand name Bombshells Restaurant & Bar. Please visit http://www.rcihospitality.com

Forward-Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this press release, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to cybersecurity, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition, and dependence on key personnel. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.

Media & Investor Contacts

Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com

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